                                                                     EXHIBIT 2.2
                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger ("Amendment") is made as of this 21st day of December, 2000, by and among New Focus, Inc., a Delaware corporation ("Parent"), JCA Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"), JCA Technology, Inc., a California corporation (the "Company"), James Chao (the "Principal Shareholder") and each of the other shareholders of the Company set forth on Exhibit A of the Merger Agreement (as defined below) (together with the Principal Shareholder, the "Company Shareholders") and amends that certain Agreement and Plan of Merger, dated as of October 25, 2000 (the "Merger Agreement"), by and among Parent, Merger Sub, the Company and the Company Shareholders. Parent, Merger Sub, the Company and the Company Shareholders are sometimes referred to herein, individually, as a "Party," and, collectively, as the "Parties."

                                    RECITALS

     WHEREAS, the Company has a right to terminate the Merger Agreement under certain circumstances related to the Average Stock Price of Parent Common Stock as of the Closing Date;

     WHEREAS, the current Average Stock Price has fallen since the time the Parties entered into the Merger Agreement such that the Company would be able to terminate the Merger Agreement if the Closing Date were to be the date hereof;

     WHEREAS, the Parties still wish to enter into the transactions contemplated in Merger Agreement on such terms contained therein, as amended hereby;

     WHEREAS, the Merger Agreement, provided that, among other things, Michael Litchfield, the Director of Advanced Engineering of the Company ("Litchfield"), would participate in the 2000 Restricted Stock Plan to be established pursuant to the provisions of the Merger Agreement prior to the closing of the transactions contemplated thereby and deliver certain items including an employment agreement and a non-competition agreement;

     WHEREAS, Litchfield died on November 2, 2000;

     WHEREAS, the Parties wish to amend the Merger Agreement to eliminate the requirements for Litchfield to deliver an employment agreement and a non-competition agreement and to eliminate the requirement to grant Litchfield common stock in the Company under the 2000 Restricted Stock Plan; and

     WHEREAS, in consideration for Litchfield's services to the Company prior to his death, the Company wishes to make a grant of common stock of the Company to the estate of Litchfield (the "Estate"), and the remaining Parties desire to permit such gift;

     NOW THEREFORE, in consideration of the foregoing, the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to modify the Merger Agreement as follows:

                                    ARTICLE I

                                   AMENDMENTS

     A.   Amendments Related to Change in Consideration.

          1. The definition for "Issuable Parent Shares" contained in Article I is hereby replaced in its entirety to read:

          "Issuable Parent Shares" shall mean the number of shares of Parent Common Stock obtained by adding (A) 10,033,556 to (B) the quotient obtained by dividing (i) $75,000,000 less Excess Expenses by (ii) the Average Stock Price as of the Closing Date.

          2. Sections 2.7(a) and (b) are hereby amended in their entirety to read:

     "SECTION 2.7 CONVERSION OF SECURITIES.

          (a) Subject to Section 2.13, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, without limitation, the Restricted Stock) shall be converted into and represent the right to receive (i) that number of validly issued, fully paid and nonassessable shares of Parent Common Stock, which is equal to the Exchange Ratio (the "Stock Consideration") and (ii) any cash in lieu of fractional shares of such Parent Common Stock to be paid pursuant to Section 2.8; provided, however, that, in lieu of the foregoing and subject to the limitations set forth in Section 2.7(b) below, any such holder may elect that a stated number of such holder's Company Common Stock be converted into the right to receive cash from Parent in an amount per share (the "Cash Share Price") equal to the quotient of
(x) the sum of (A) $75,000,000 less Excess Expenses, plus (B) the product of 10,033,556 and the Average Stock Price as of the Closing Date, divided by (y) the fully diluted number of shares of Company Common Stock outstanding immediately prior to the Merger after giving effect to the conversion of all outstanding options, warrants, and other rights to acquire Company Common Stock into shares of Company Common Stock (the "Cash Consideration") (such Stock Consideration, cash in lieu of fractional shares, if any, and Cash Consideration, if any, being referred to herein as the "Merger Consideration").

          (b) In order to make a valid election to have shares of Company Common Stock converted into the right to receive Cash Consideration in lieu of Stock Consideration for any shares of Company Common Stock (a "Cash Election"), a holder of shares of Company Common Stock must give notice of such holder's Cash Election on a form prescribed for such purpose (which form shall be provided to any holder of Company Common Stock upon the request of such holder to the Company) setting forth the number of such holder's shares of Company Common Stock for which a Cash Election is being made ("Cash Election Shares"), which notice must be received by the Company and Parent no later than 5 P.M. on the date which is three (3) days prior to the Closing Date. Any holder (other than any dissenting shareholder) who fails to make a valid Cash Election shall be deemed (i) to have elected to receive no Cash Consideration for such holder's Company Common Stock if the aggregate number of Cash Election Shares of all holders of Company Common Stock is not less than the quotient of $75,000,000 divided by the Cash Consideration (the "Cash Share Number") or (ii) to have elected to receive Cash Consideration for all of such holder's Company Common Stock if the aggregate number of Cash Election Shares of all holders of Company Common Stock (excluding deemed Cash Elections pursuant to this clause (ii)) is less than the Cash Share Number. In no case shall any holder of Company Common Stock be entitled to elect to receive Cash Consideration exceeding $75,000,000, and in no case shall the product of
(i) the aggregate number of Cash Election Shares of all of the holders of Company Common Stock and (ii) the Cash Consideration per share (such product, the "Cash Consideration Requested") exceed $75,000,000. If the aggregate Cash Consideration Requested exceeds $75,000,000, the Cash Election Shares, if any, of each holder electing to receive Cash Consideration shall be converted into
(i) Cash Consideration with respect to that number of such holder's Cash Election Shares equal to the product of (A) a number equal to (x) $75,000,000 divided by (y) the Cash Share Price, and (B) a fraction, the numerator of which is the aggregate number of such holder's shares of Company Common Stock held as of the Closing and the denominator of which is the aggregate number of shares of Company Common Stock held as of the Closing by all holders of Company Common Stock who elect to receive Cash Consideration and (ii) Stock Consideration, with respect to the balance of such holder's Cash Election Shares."

          3.   The first sentence of Section 3.16(g) shall be amended to read:
"The Company has been an S corporation within the meaning of Section 1361 of the Code since February 1, 2000 and will continue to be an S corporation at all times until the termination of its S election, which shall occur solely by operation of law as a result of the Merger."

          4. The only sentence contained in Section 5.2 shall be amended to read: "The Company shall maintain its tax status as an S Corporation at all times until such status is terminated solely by operation of law as a result of the Merger, and the Company Shareholders shall not revoke or otherwise terminate the election of the Company to be treated as an S Corporation during such period."

          5. Section 6.1(b) shall be amended to replace the words "sixty (60) days" with "ninety (90) days".

          6. A new Section 6.20 shall be inserted into the Merger Agreement immediately following Section 6.19, such new section to read as follows:

     "SECTION 6.20 FORWARD MERGER. If counsel to any Party determines that it is unable to deliver its tax opinion pursuant to Section 7.1(g), the Parties hereby agree to amend this Agreement as necessary to re-structure the Merger to be a forward triangular merger such that the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Corporation. In the event such amendment is necessary pursuant to this Section 6.20, the Company shall be permitted to amend the Company's Disclosure Schedule to correct inaccuracies in such Disclosure Schedule caused solely by the change in structure contemplated by this Section 6.20."

          7.   Section 8.1 (b) shall be amended to replace the words "ninety
(90) days" with "one hundred twenty (120) days".

          8.   Section 8.1(e) shall be deleted in its entirety.

     B.   The Litchfield Amendments.

          1. Exhibit D to the Merger Agreement is hereby replaced in its entirety with the chart attached hereto as Exhibit 1.

          2. The text of Section 6.16 of the Company Disclosure Schedule is hereby replaced in its entirety with the text set forth in Exhibit 2 hereto.

          3. A new Section 6.21 shall be inserted into the Merger Agreement immediately following Section 6.20, such new section to read as follows:

     "Section 6.21 Grant to the Estate. The parties agree that prior to the Closing, in consideration for Litchfield's services to the Company prior to his death, the Company shall make a grant of 3,504 newly issued shares of Company Common Stock to the Estate (the "Grant"). The parties agree that the Company shall be permitted to make the Grant notwithstanding any other provision of this Agreement which might otherwise prohibit or restrict the Company's ability to make such gift."

                                   ARTICLE II

                                   BACKGROUND

     A. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.


     B. Effect of Amendment; Effective Date. This Amendment amends certain provisions of the Merger Agreement; to the extent that there are any inconsistencies between this Amendment and the Merger Agreement, the terms and conditions of this Amendment shall govern. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement. Except as otherwise expressly provided in this Amendment, the provisions of the Merger Agreement shall remain in full force and effect. This Amendment is effective as of the date first written above (the "Effective Date").

                                   ARTICLE III

                  BINDING COMMITMENTS OF THE PARTIES; EXECUTION

     The provisions of this Amendment shall constitute binding commitments and agreements on the part of the Parties immediately upon the execution of this Amendment by the Parties and shall be effective as of the Effective Date. This Amendment may be executed in counterparts, which as combined, shall be fully binding and effective. Further, this Amendment may also be executed by facsimile signatures (with originals to follow to the other Parties), which facsimile signatures shall also be binding and effective.

                            [Signature page follows.]


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


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

"Parent"                                       "Merger Sub"
New Focus, Inc.                                JCA Acquisition Corporation

By: /s/ William J. Potts, Jr.                  By: /s/ Timothy Day
   ------------------------------                 ------------------------------
   Name:  William J. Potts, Jr.                Name: Timothy Day
   Title: Chief Financial Officer              Title: President

"Company"                                      "Principal Shareholder"

JCA Technology, Inc.
                                               By: /s/ James Chao
                                                  ------------------------------
                                                  Name: James Chao
By: /s/ James Chao
   ------------------------------
   Name:  James Chao
   Title: President

"Company Shareholders"

 JAMES CHAO AND JOANNE
     CHAO AS TRUSTEES OF THE
     CHAO FAMILY TRUST DATED
     JUNE 8, 2000
                                               By: /s/ Justin Chao
                                                  ------------------------------
                                                  Name: Justin Chao

By: /s/ James Chao
   ------------------------------              By: /s/ Janna Chao
   Name: James Chao                               ------------------------------
   Title: Trustee                                 Name: Janna Chao

By: /s/ Joanne Chao
   ------------------------------              By: /s/ Jerad Chao
   Name: Joanne Chao                              ------------------------------
   Title: Trustee                                 Name: Jerad Chao

                                               By: /s/ David Biddle
                                                  ------------------------------
                                                  Name: David Biddle